Exhibit 99.1

Purple Innovation Reports Record Fourth Quarter and Full Year 2020 Results

Fourth Quarter Net Revenue Increased 40% and Operating Income Increased 171%

Full Year Revenues Increased 51% and Operating Income Increased 339%

Establishes 2021 Revenue Guidance Range of $840 to $880 Million

Lehi, Utah, March 4, 2021 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter Financial Summary (Comparisons versus Fourth Quarter 2019)1

●	Net revenue increased 39.9% to $173.9 million as compared to $124.3 million.
o	Direct-to-Consumer (DTC) revenue increased 57%; Wholesale revenue increased 9%
●	Gross margin was 47.2% compared to 47.7%.
●	Operating expenses as a percent of net revenue were 42.9% as compared to 45.4%.
●	Operating income increased 171.1% to $7.5 million as compared to $2.8 million.
●	Net loss was $(2.1) million as compared to a net loss of $(12.7) million. Adjusted net income was $5.0 million, or $0.07 per diluted share as compared to $1.2 million, or $0.02 per diluted share.
●	EBITDA was $(7.7) million as compared to $(9.3) million. Adjusted EBITDA was $12.2 million compared to $5.8 million.

Full Year 2020 Financial Summary (Comparisons versus Full Year 2019) 1

●	Net revenue increased 51.4% to $648.5 million as compared to $428.4 million.
o	Direct-to-Consumer (DTC) revenue increased 83%; Wholesale revenue increased slightly, reflecting COVID-19 related retail partner store closures.
●	Gross margin increased 290 basis points to 47.0% as compared to 44.1%.
●	Operating expenses as a percent of net revenue improved to 36.1% as compared to 40.3%.
●	Operating income increased 339.3% to $71.2 million as compared to $16.2 million.
●	Net income was $10.9 million as compared to a net loss of $(12.4) million. Adjusted net income was $49.6 million, or $0.78 per diluted share as compared to $8.6 million, or $0.16 per diluted share.
●	EBITDA was $(20.2) million as compared to $(3.0) million. Adjusted EBITDA was $88.1 million compared to $33.4 million.
●	Net cash provided by operating activities increased to $81.3 million as compared to $22.9 million.
o	Ended the year with cash and cash equivalents of $123.0 million, an increase of $89.5M throughout the year.

“We concluded an amazing year of profitable growth for Purple with a strong fourth quarter performance,” said Joe Megibow, Chief Executive Officer. “Despite the many challenges in 2020, our teams leaned-in and executed successfully, including this holiday season, identifying and capitalizing on market opportunities while at the same time investing in future growth. With our coveted and innovative products, internal manufacturing capabilities, and omni-channel distribution strategy combined with effective marketing and promotional programs, we have doubled our share of the U.S. premium mattress market over the past two years. Fiscal 2021 is off to a solid start and we believe we are well positioned to build on our recent accomplishments and intend to continue investing in capacity expansion, innovation and company showrooms to further expand our market share for years to come.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Fourth Quarter 2020 Review

Fourth quarter 2020 net revenue increased 39.9% to $173.9 million, compared to $124.3 million in the fourth quarter of 2019. The increase in net revenue was driven primarily by an increase of 57% in the DTC channel, led by strong mattress sales along with higher demand for pillows, sheets and seat cushions.

Gross margin for the fourth quarter 2020 was 47.2% compared to 47.7% in the year ago period. The decline in gross margin was primarily attributable to start-up costs of $1.2 million or 0.5% related to the new Georgia facility and one-time favorable warranty reserve adjustments of $1.6 million or 1.3% in the fourth quarter of 2019. DTC revenues comprised approximately 72% of net revenue for the quarter, compared with approximately 64% in the same quarter last year.

Operating expenses were 42.9% of net revenue for the fourth quarter of 2020 compared to 45.4% in the year ago period. The improvement in operating expenses as a percent of net revenue was driven by efficiencies in marketing and selling costs offset by additional administrative costs to support continued accelerated growth. For the fourth quarter 2020, marketing and sales expense as a percent of net revenue decreased to 34.9% compared with 38.6% last year due to leverage on higher net revenue and more efficient marketing spend, partially offset by additional marketing spend to increase brand awareness and the addition of company-owned showrooms.

Operating income increased 171.1% to $7.5 million for the fourth quarter 2020 compared to $2.8 million in the prior year period.

Net loss was $(2.1) million for the fourth quarter 2020 compared to a net loss of $(12.7) million in the year ago period. Net loss in the fourth quarter 2020 included a $(16.1) million non-cash expense associated with the change in fair value of warrant liabilities and a $(0.6) million non-cash expense associated with the Tax Receivable Agreement (see complete reconciliation in the table below). The fourth quarter 2019 included a $(13.4) million non-cash expense associated with the change in fair value of warrant liabilities. Adjusted net income, which excludes adjustments for certain non-cash items and other items that we do not consider in the evaluation of ongoing operational performance, including expenses associated with the change in fair value of warrant liabilities and the Tax Receivable Agreement, was $5.0 million, or $0.07 per diluted share, compared to $1.2 million, or $0.02 per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.4% for the current year period and 25.6% for the comparable prior year period.

EBITDA for the fourth quarter 2020 was $(7.7) million compared to $(9.3) million in the fourth quarter 2019. Adjusted EBITDA, which excludes non-cash expenses associated with the change in fair value of warrant liabilities, the Tax Receivable Agreement, the loss on extinguishment of debt, new production facility start-up costs, stock-based compensation expense, legal fees, severance, previous period sales tax liability, showroom opening costs and COVID-19 related expenses, was $12.2 million. This compares to Adjusted EBITDA of $5.8 million in the prior year period.

Full Year 2020 Review

Full year 2020 net revenue increased 51.4% to $648.5 million, compared to $428.4 million in 2019. The increase in net revenue was driven primarily by strong growth in mattress sales in the DTC channel along with higher demand for pillows, sheets and seat cushions.

Gross margin for the full year 2020 was 47.0% compared to 44.1% in the prior year. The 290 basis point increase in gross margin year-over-year was primarily attributable to the higher proportion of DTC channel revenue, which carries higher gross margins. DTC revenues comprised approximately 75% of net revenue for the year, compared with approximately 62% in 2019. This mix shift more than offset difficult gross margin comparisons resulting from higher materials and freight costs as well as the initial cost to ramp opening of the Company’s new manufacturing and warehouse facility in Georgia.

Operating expenses were 36.1% of net revenue for 2020 compared to 40.3% in the prior year. The improvement in operating expenses as a percent of net revenue was driven by leverage on higher net revenue and more efficient marketing spend, partially offset by additional marketing spend to increase brand awareness and the addition of company-owned showrooms. For 2020, marketing and sales expense as a percent of net revenue decreased to 29.0% compared with 33.1% last year due to focused efforts to improve efficiency in marketing spend as well as lower advertising costs.

Operating income increased 339.3% to $71.2 million, compared to $16.2 million in the prior year.

Net income for 2020 was $10.9 million compared to a net loss of $(12.4) million in the year ago period. Net income in 2020 included a $(59.4) million non-cash expense associated with the change in fair value of warrant liabilities, a $(5.8) million loss on the extinguishment of debt related to the retirement of the Company’s previous debt agreement, and a $(34.2) million non-cash expense associated with the Tax Receivable Agreement (see complete reconciliation in the table below). Fiscal 2019 included a $(16.8) million non-cash expense associated with the change in fair value of warrant liabilities and a $(6.3) million loss on the extinguishment of debt. Adjusted net income, which excludes adjustments for certain non-cash items and other items that we do not consider in the evaluation of ongoing operational performance, including expenses associated with the change in fair value of warrant liabilities, the Tax Receivable Agreement, and the loss on extinguishment of debt, was $49.6 million, or $0.78 per diluted share for 2020, compared to $8.6 million, or $0.16 per diluted share in 2019. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.4% for 2020 and 25.6% for 2019.

EBITDA for 2020 was $(20.2) million compared to $(3.0) million in 2019. Adjusted EBITDA, which excludes non-cash expenses associated with the change in fair value of warrant liabilities, the Tax Receivable Agreement, new production facility start-up costs, the loss on extinguishment of debt, stock-based compensation expense, legal fees, interim CFO & consulting costs, severance, vendor impairment, showroom opening costs, product reserves, previous period sales tax liability and COVID-19 related expenses, was $88.1 million for 2020. This compares to Adjusted EBITDA of $33.4 million in the prior year period.

Balance Sheet

As of December 31, 2020, the Company had cash and cash equivalents of $123.0 million compared to $33.5 million as of December 31, 2019. The increase was driven by $81.3 million generated by cash flow from operations and $48.4 million from the exercise of warrants and options. This was partially offset by capital expenditures of $27.9 million primarily related to manufacturing capacity expansion including the Company’s new 525,000 square foot facility in Georgia as well as two additional Max Machines added to the Utah facility earlier in 2020.

Inventories as of December 31, 2020 totaled $65.7 million compared with $47.6 million as of December 31, 2019, as the Company was building inventory to support planned growth with wholesale partners, supplier delivery schedules, the new Georgia manufacturing facility, anticipation of slower ocean freight, Lunar New Year interruptions, and in support of the President’s Day sale period.

2021 Outlook

For 2021, the Company currently expects full year revenue to be in the range of $840 to $880 million, an increase of 30% to 36% over 2020 results. Adjusted EBITDA for 2021 is expected to be between $90 million and $100 million, primarily reflecting a channel mix shift back towards wholesale and planned investments in growth, capacity and infrastructure.

The company expects capital expenditures for 2021 to be in the range of $45 to $50 million consisting primarily of approximately $20 million for the continued buildout of the Georgia manufacturing facility and $19 million related to the acceleration of showroom expansion, as well as expansion of wholesale displays and additional equipment for production and innovation facilities in Utah.

For the first quarter of 2021, the Company currently expects revenue to be in the range of $160 to $170 million, an increase of 31% to 39% over the first quarter of 2020 and adjusted EBITDA between $11 million and $14 million, reflecting seasonality and the Company’s investments in expanding capacity necessary for our 2021 targets.

In the second quarter last year, the Company saw significant wholesale decline as the result of COVID required wholesale door closures and saw a corresponding 128% increase in DTC as offline consumers shifted to online channels in record numbers. In addition, reduced marketing costs drove efficiency improvements. This distorted both net revenue and gross margin as compared to prior trends. For the second quarter this year, the Company anticipates a significant mix-shift back to wholesale, supported by planned wholesale door expansion and more normalized consumer behaviors, along with more typical marketing rates. The Company will also continue investing in the buildout of the new Georgia facility and new e-commerce platform. Because of the atypical 2020 comparison and the new investments in future growth, second quarter adjusted EBITDA margins will be correspondingly lower than last year.

For the balance of the year, the Company expects revenue growth to be driven by both its wholesale and DTC channels, with wholesale delivering a higher growth rate as it realizes the benefit of new door expansion while DTC growth will be fueled by investments in e-commerce and marketing capabilities as well as significant showroom expansion. Based on its current outlook, the Company expects to achieve modest improvement in adjusted EBITDA over the comparable prior year period as it leverages costs associated with its Georgia facility and other operating expenses on higher revenue, partially offset by the continued channel shift to wholesale.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, March 4, 2021 at 8:30 a.m. Eastern Time. To access the call dial 877-425-9470 (domestic) or 201-389-0878 (international) and provide the Conference ID: 13716791. The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms, expected future growth of revenue and earnings and anticipated growth rates, demand for our products, operating expense leverage, changes in channel mix, extent of increased costs, pressure on gross margins, changes in EBITDA margins, changes in consumer behavior, our ability to expand our wholesale operations, the impact of our new manufacturing facility on our business, and expected financial and operating results for the first and second quarter and full year 2021. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2020, August 13, 2020, and November 10, 2020. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the first quarter and full year 2021, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$122,955	$33,478
Accounts receivable, net	29,111	28,692
Inventories, net	65,726	47,628
Prepaid inventory	826	879
Other current assets	10,453	3,442
Total current assets	229,071	114,119
Property and equipment, net	61,486	31,979
Operating lease right-of-use assets	41,408	—
Intangible assets, net	9,945	1,101
Deferred income taxes	211,244	—
Other long-term assets	1,578	525
Total assets	$554,732	$147,724

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$69,594	$50,240
Accrued sales returns	8,428	7,271
Accrued compensation	14,209	7,954
Customer prepayments	6,253	6,258
Accrued sales tax	6,015	5,602
Accrued rebates and allowances	10,891	5,311
Operating lease obligations – current portion	3,235	—
Other current liabilities	13,583	4,229
Total current liabilities	132,208	86,865
Debt, net of current portion	41,410	35,399
Operating lease obligations, net of current portion	48,936	—
Warrant liabilities	—	21,622
Tax receivable agreement liability	165,426	—
Other long-term liabilities, net of current portion	6,503	8,570
Total liabilities	394,483	152,456
Commitments and contingencies
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 63,914 issued and outstanding at December 31, 2020 and 22,494 issued and outstanding at December 31, 2019	6	2
Class B common stock; $0.0001 par value, 90,000 shares authorized; 536 issued and outstanding at December 31, 2020 and 31,394 issued and outstanding at December 31, 2019	—	3
Additional paid-in capital	164,460	5,990
Accumulated deficit	(4,561)	(8,349)
Total stockholders’ equity (deficit)	159,905	(2,354)
Noncontrolling interest	344	(2,378)
Total stockholders’ equity (deficit)	160,249	(4,732)
Total liabilities and stockholders’ equity (deficit)	$554,732	$147,724

PURPLE INNOVATION, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	2020	2019	2020	2019

Revenues, net	$173,889	$124,300	$648,471	$428,358
Cost of revenues	91,859	65,064	343,374	239,387
Gross profit	82,030	59,236	305,097	188,971
Operating expenses:
Marketing and sales	60,678	47,936	187,991	141,975
General and administrative	12,613	7,675	39,925	26,918
Research and development	1,243	860	5,955	3,864
Total operating expenses	74,534	56,471	233,871	172,757
Operating income	7,496	2,765	71,226	16,214
Other income (expense):
Interest expense	(609)	(1,379)	(4,654)	(5,180)
Other income (expense), net	(200)	172	(91)	545
Loss on extinguishment of debt	—	—	(5,782)	(6,299)
Change in fair value – warrant liabilities	(16,110)	(13,386)	(59,418)	(16,758)
Tax receivable agreement expense	(643)	(501)	(34,155)	(501)
Total other expense, net	(17,562)	(15,094)	(104,100)	(28,193)
Net loss before income taxes	(10,066)	(12,329)	(32,874)	(11,979)
Income tax benefit (expense)	7,931	(400)	43,749	(400)
Net income (loss)	(2,135)	(12,729)	10,875	(12,379)
Net income (loss) attributable to noncontrolling interest	(91)	(8,576)	7,087	(8,352)
Net income (loss) attributable to Purple Innovation, Inc.	$(2,044)	$(4,153)	$3,788	$(4,027)
Net income (loss) per share:
Basic	$(0.03)	$(0.29)	$0.10	$(0.40)
Diluted	$(0.03)	$(0.29)	$0.08	$(0.40)
Weighted average common shares outstanding:
Basic	60,372	14,242	39,219	10,006
Diluted	60,372	14,242	44,706	10,006

PURPLE INNOVATION, INC.

 Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(2,135)	$(12,729)	$10,875	$(12,379)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,533	1,816	7,899	4,308
Non-cash interest	132	874	3,105	3,313
Paid-in-kind interest	—	—	(6,616)	—
Loss on extinguishment of debt	—	—	5,782	6,299
Loss on change in fair value - warrant liabilities	16,110	13,386	59,418	16,758
Tax receivable agreement expense	643	501	34,155	501
Stock-based compensation	626	323	2,185	10,063
Non-cash lease expense	3,128	—	3,128	—
Deferred income taxes	(9,994)	—	(45,812)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,217)	(2,005)	(419)	(18,451)
Inventories	(14,951)	(12,810)	(18,098)	(24,688)
Prepaid inventory and other assets	693	378	(5,047)	(2,557)
Accounts payable	6,371	14,030	16,049	25,132
Accrued sales returns	(1,857)	1,977	1,157	1,814
Accrued compensation	1,694	2,433	6,255	5,263
Customer prepayments	46	(1,434)	(5)	(1,264)
Operating lease obligations	(1,732)	—	(1,732)	—
Other accrued liabilities	767	321	8,978	8,768
Net cash provided by (used in) operating activities	(6,143)	7,061	81,257	22,880

Cash flows from investing activities:
Purchase of property and equipment	(13,684)	(4,802)	(27,878)	(10,459)
Investment in intangible assets	(371)	(74)	(11,261)	(320)
Net cash used in investing activities	(14,055)	(4,876)	(39,139)	(10,779)

Cash flows from financing activities:
Proceeds from related-party loan	—	—	—	10,000
Proceeds from term loan	—	—	45,000	—
Payments on related-party loan	—	—	(37,497)	—
Payments on term loan	(563)	—	(563)	—
Proceeds from exercise of warrants	44,235	—	46,359	—
Proceeds from exercise of stock options	2,007	—	2,007	—
Repurchase of stock options	—	—	—	(97)
Payments for debt issuance costs	—	—	(2,460)	(758)
Distributions to members	(481)	—	(5,487)	—
Net cash provided by financing activities	45,198	—	47,359	9,145

Net increase in cash	25,000	2,185	89,477	21,246
Cash and cash equivalents, beginning of the year	97,955	31,293	33,478	12,232
Cash and cash equivalents, end of the year	$122,955	$33,478	$122,955	$33,478

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$7,213	$505	$8,167	$1,869
Cash paid during the period for income taxes	$—	$—	$2,060	$122

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$519	$588	$3,305	$743
Issuance of liability warrants	$—	$—	$—	$4,864
Non-cash leasehold improvements	$4,532	$1,938	$5,147	$1,938
Tax distribution payable	$668	$308	$668	$308
Tax Receivable Agreement liability	$2,371	$—	$137,314	$—
Deferred income taxes	$(3,630)	$—	$165,676	$—
Exercise of liability warrants	$81,040	$—	$81,040	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) income before interest expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, warrant liability, nonrecurring legal fees, interim CFO and consulting fees and severance costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

GAAP net income (loss)	$(2,135)	(12,729)	10,875	(12,379)
Interest expense	609	1,379	4,654	5,180
Income tax (benefit) expense	(7,931)	400	(43,749)	400
Other (income) expense, net	200	(172)	91	(545)
Depreciation and amortization	1,533	1,816	7,899	4,308
EBITDA	(7,724)	(9,306)	(20,230)	(3,036)
Adjustments:
Debt extinguishment and warrant liability	16,110	13,386	65,200	23,057
Stock-based compensation expense	626	323	2,185	10,063
Product reserve	—	—	500	—
Tax Receivable Agreement expense	643	501	34,155	501
Legal fees	488	390	1,544	809
Interim CFO and consulting	—	30	—	706
Severance costs	196	30	329	730
Vendor impairment	—	—	1,660	—
Intangible asset adjustment	—	404	—	404
Previous period sales tax liability	322	—	1,011	200
Showroom opening costs	222	—	222	—
New production facility start-up costs	1,237	—	1,237	—
COVID-19 related expenses	104	—	311	—
Adjusted EBITDA	$12,224	$5,758	$88,124	$33,434

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(2,135)	$(12,729)	$10,875	$(12,379)
Income tax (benefit) expense, as reported	(7,931)	400	(43,749)	400
Loss on extinguishment of debt	—	—	5,782	6,299
Tax receivable agreement expense	643	501	34,155	501
Change in fair value – warrant liabilities	16,110	13,386	59,418	16,758
Adjusted net income before income taxes	6,687	1,558	66,481	11,579
Adjusted income taxes(1)	(1,698)	(399)	(16,886)	(2,964)
Adjusted net income	$4,989	$1,159	$49,595	$8,615

Adjusted net income per share, diluted	$0.07	$0.02	$0.78	$0.16

Adjusted weighted-average shares outstanding, diluted(2)	68,582	55,453	63,572	54,977

(1)	Represents the estimated effective tax rate of 25.4% and 25.6% for the three months and year ended December 31 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three months and year ended December 31, 2020 and 2019:

	For the Three Months Ended
	December 31, 2020			December 31, 2019
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(2,044)	60,372	$(0.03)	$(4,153)	14,242	$(0.29)
Assumed exchange of shares(2)	(91)	574		(8,576)	38,263
Net income (loss)	(2,135)			(12,729)
Adjustments to arrive at adjusted income before taxes(3)	8,822	7,636		14,287	2,948
Adjusted income before taxes	6,687			1,558
Adjusted income taxes(4)	(1,698)			(399)
Adjusted net income	$4,989	68,582	$0.07	$1,159	55,453	$0.02

	For the Year Ended
	December 31, 2020			December 31, 2019
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income attributable to Purple Innovation Inc.(1)	$3,788	44,706	$0.08	$(4,027)	10,006	$(0.40)
Assumed exchange of shares(2)	7,087	16,253		(8,352)	42,512
Net income (loss)	10,875			(12,379)
Adjustments to arrive at adjusted income before taxes(3)	55,606	2,613		23,958	2,459
Adjusted income before taxes	66,481			11,579
Adjusted income taxes(4)	(16,886)			(2,964)
Adjusted net income	$49,595	63,572	$0.78	$8,615	54,977	$0.16

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.4% and 25.6% for the three months and year ended December 31, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.